Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-143959) and the Registration Statements on Form S-3 (No. 333-148733 and No. 333-159249) of our report dated March 9, 2010, relating to the financial statements of AspenBio Pharma, Inc., and the effectiveness of AspenBio Pharma, Inc.'s internal control over financial reporting, which appears on page 42 in this Annual Report on Form 10-K of AspenBio Pharma, Inc. for the year ended December 31, 2009.

/s/ GHP HORWATH, P.C.
Denver, Colorado
March 9, 2010